EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-205269) pertaining to the prospectus for the sale of Debt Securities of The Hershey Company,

(2) Registration Statement (Form S-8 No. 333-174123) pertaining to the Equity and Incentive Compensation Plan of The Hershey Company,

(3) Registration Statement (Form S-8 No. 333-143764) pertaining to the Equity and Incentive Compensation Plan of The Hershey Company,

(4) Registration Statement (Form S-8 No. 333-107706) pertaining to the Directors’ Compensation Plan of Hershey Foods Corporation,

(5) Registration Statement (Form S-8 No. 333-72100) pertaining to the 2001 Nonqualified Stock Option Agreement of Hershey Foods Corporation,

(6) Registration Statement (Form S-8 No. 333-72112) pertaining to the Broad Based Stock Option Plan of Hershey Foods Corporation,

(7) Registration Statement (Form S-8 No. 333-52509) pertaining to the Key Employee Incentive Plan of Hershey Foods Corporation, and

(8) Registration Statement (Form S-8 No. 333-25853) pertaining to the Directors’ Compensation Plan of Hershey Foods Corporation;

of our report dated February 27, 2018 (except for the fourth paragraph in Note 18 and the effects of the adoption of ASU 2017-07 Compensation-Retirement Benefits (Topic 715), as reflected in Notes 1, 7, 11, 15 and 17 to the consolidated financial statements, as to which the date is May 25, 2018), with respect to the consolidated financial statements and schedule and our report dated February 27, 2018 with respect to the effectiveness of internal control over financial reporting of The Hershey Company, included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 25, 2018